UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2012

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington		99202-2600
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 22, 2012, Avista Corporation (Avista Corp. or the Company) announced a voluntary severance incentive program. The Company has concluded that in order to achieve necessary long-term, Company-wide savings, it must undergo a reduction in its total workforce to reduce employment and related costs.

In general, all employees of Avista Corp. (not including any of its subsidiaries) who are not covered by a collective bargaining agreement are eligible to participate in the program. Employees who elect to participate in the program will be terminated only upon approval by the Company’s management.

Each participant in the program will be entitled to receive severance pay determined based on the participant’s years of service and base pay as of December 31, 2012. In no event will the severance pay under the program exceed 78 weeks of a participant’s base pay. Severance pay will be distributed in a single lump sum cash payment to each participant as soon as administratively practicable after December 31, 2012 and in no event later than January 31, 2013.

All terminations under the voluntary severance incentive program are expected to be completed by December 31, 2012. The severance costs under this plan will be expensed in the fourth quarter of 2012 upon acceptance and cannot be reasonably estimated at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: October 23, 2012	/s/ Mark T. Thies
Mark T. Thies Senior Vice President and Chief Financial Officer